EXHIBIT 99.1

             L-1 IDENTITY SOLUTIONS CLOSES ACQUISITION OF BIOSCRYPT

 ADDS ENTERPRISE PHYSICAL AND LOGICAL ACCESS CONTROL TO L-1 SOLUTION PORTFOLIO


STAMFORD, Conn., Mar 05, 2008 (BUSINESS WIRE) -- L-1 Identity Solutions, Inc. (NYSE: ID), a leading provider of identity solutions and services, today closed the acquisition of Bioscrypt Inc. in a stock-for-stock transaction. Bioscrypt, now a wholly-owned subsidiary of L-1 Identity Solutions Operating Company, adds a new market opportunity for L-1 in the area of enterprise physical and logical access control.

Based on the purchase price formula agreed to by the parties and approved by Bioscrypt's security holders, L-1 will issue approximately 2.6 million shares, of which 2.5 million were issued at closing, in exchange for 100 percent of Bioscrypt's outstanding shares.

Bioscrypt is expected to add $20.0 million in revenue and be Adjusted EBITDA neutral in 2008. It is expected to be Adjusted EBITDA accretive in 2009.

Bioscrypt has over 400 global customers and an installed base of over 260,000 access control units. In addition, Bioscrypt's VeriSoft software application is now included on more than 20 million HP computers and its 3D facial recognition from the A 4 Vision Inc. acquisition is used by the largest casino in the world to provide access control for over 12,000 employees.

About L-1 Identity Solutions

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

ID-L

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are

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made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements reflect the Company's current expectations based on management's beliefs and assumptions and information currently available and actual results could differ materially from these expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of Government funding for Company technology, products and services, general economic and political conditions and the unpredictable nature of working with Government customers. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's Annual Report on Form 10-K for the year ended December 31, 2007. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.

SOURCE: L-1 Identity Solutions, Inc.

L-1 Identity Solutions
Doni Fordyce, 203-504-1109
dfordyce@L1ID.com

Copyright Business Wire 2008

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